Exhibit 99.(d)(5)

M FUND, INC.

INVESTMENT SUB-ADVISORY AGREEMENT

For The

M LARGE CAP GROWTH FUND

THIS AGREEMENT made and entered into this 28th day of March, 2025, and effective the 1st day of May, 2025, by and between M Financial Investment Advisers, Inc., a corporation organized and existing under the laws of the State of Colorado (the “Adviser”), and Federated MDTA LLC, a limited liability company organized under the laws of the State of Delaware (the “Sub-Adviser”).

WHEREAS, M Fund, Inc., a Maryland corporation (the “Fund”), is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is a series fund with a number of portfolios; and

WHEREAS, the Adviser is registered as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with the Fund, pursuant to which the Adviser acts as investment adviser to the M Large Cap Growth Fund portfolio of the Fund (the “Portfolio”), which is a series of the Fund; and

WHEREAS, the Adviser is authorized under the Advisory Agreement to delegate certain of its investment advisory responsibilities to one or more persons or companies; and

WHEREAS, the Adviser, with the approval of the Board of the Directors of the Fund (the “Board”), desires to retain the Sub-Adviser to provide investment advisory services to the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

WHEREAS, the Sub-Adviser is registered as an investment adviser pursuant to the Advisers Act.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment and Acceptance.

(a)	The Adviser and the Fund hereby appoint and employ the Sub-Adviser as a discretionary portfolio manager, on the terms and conditions set forth herein, of the Portfolio.
(b)	The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Duties of the Sub-Adviser. Subject to supervision by the Adviser and the Board, the Sub-Adviser shall manage the investment operations of the Portfolio and the composition of the Portfolio, including the purchase, retention and disposition of securities and other assets, in accordance with the Portfolio’s investment objectives, policies and restrictions as stated in the Portfolio’s prospectus and statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), and subject to the following:

(a)	The Sub-Adviser shall provide: (i) a continuous investment program with respect to the Portfolio and (ii) supervision of the Portfolio’s investments and determine from time to time what investments and securities will be purchased, retained or sold by the Portfolio, and what portion of the assets will be invested or held uninvested in cash.

(b)	In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity, as applicable, with the Fund’s Articles of Incorporation and Bylaws (as such terms are defined herein) and the Prospectus and with the instructions and directions of the Adviser and of the Board and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable federal and state laws and regulations, as each is amended from time to time.

(c)	The Sub-Adviser shall determine the securities to be purchased or sold by the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolio's Registration Statement (as defined herein) and Prospectus or as the Board of Directors or the Adviser may direct from time to time, in conformity with federal securities laws. In executing Portfolio transactions and selecting brokers or dealers, the Sub-Adviser will seek to obtain best execution, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In assessing best execution for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating best execution, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Portfolio and/or other accounts over which the Sub-Adviser or an affiliate of the Sub-Adviser may exercise investment discretion. The Sub-Adviser is authorized, subject to compliance with said Section 28(e), to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer -- viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Portfolio. The Sub-Adviser shall certify quarterly to the Fund as to the Sub-Adviser’s compliance with Section 28(e).

Except as permitted by law or an exemptive order or rule of the Securities and Exchange Commission (“SEC”), and the Fund’s policies and procedures adopted thereunder, the Sub-Adviser agrees that it will not execute without the prior written approval of the Adviser any portfolio transactions for the Portfolio with a broker or dealer which is (i) an affiliated person of the Fund, the Adviser or any sub-adviser for any series of the Fund; (ii) a principal underwriter of the Fund’s shares; or (iii) an affiliated person of such an affiliated person or principal underwriter. The Adviser agrees that it will provide the Sub-Adviser with a written list of such brokers and dealers prior to execution of this Agreement and will, from time to time, update such list as necessary. The Sub-Adviser agrees that it will provide the Adviser with a written list of brokers and dealers that are affiliates of the Sub-Adviser and will, from time to time, update such list as necessary.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may (but shall not be obligated to) aggregate purchase or sale orders for the Portfolio with contemporaneous purchase or sale orders of other clients of the Sub-Adviser or its affiliated persons to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be equitable and consistent with the Sub-Adviser’s applicable policies and procedures as in effect from time to time. The Adviser hereby acknowledges that such aggregation of orders may not result in a more favorable price or lower brokerage commissions in all instances.

(d)	The Sub-Adviser shall maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to actions by the Sub-Adviser on behalf of the Portfolio and shall render to the Adviser or Board such periodic and special reports as the Adviser or Board may reasonably request.

The Sub-Adviser shall keep the Portfolio’s books and records required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser shall also furnish to the Adviser any other information that is required to be filed by the Adviser or the Fund with the SEC or sent to shareholders under the 1940 Act

(including the rules adopted thereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are the property of the Fund and the Sub-Adviser will surrender promptly to the Fund any of such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor Sub-Adviser upon the termination of this Agreement (or, if there is no successor Sub-Adviser, to the Adviser). For the avoidance of doubt, the Sub-Adviser is not the compliance agent for the Portfolio, the Fund or the Adviser, may not have access to all of the books and records of the Portfolio necessary to perform certain compliance testing, and will not be obligated to request any books and records of the Fund or the Portfolio not in the Sub-Adviser’s possession for purposes of compliance testing.

(e)	The Sub-Adviser shall provide the Portfolio’s custodian on each business day with information relating to all transactions concerning the Portfolio’s assets and shall provide the Adviser with such information upon reasonable request of the Adviser. For the avoidance of doubt, the assets of the Portfolio will be maintained in the custody of the Portfolio’s custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any cash, securities or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

(f)	The Sub-Adviser shall cooperate with the Adviser, its representatives, and any third party retained thereby upon the Adviser’s exercise of its right, granted hereby, to compel an audit of the Portfolio’s financial records, examine records of the Portfolio’s portfolio transactions, and/or make a copy of such records.

(g)	In furnishing services hereunder, to the extent prohibited under, or necessary to comply with, the 1940 Act, the Sub-Adviser will not consult with any other sub-adviser to the Fund concerning transactions of the Portfolio in securities or other assets. For the avoidance of doubt, the foregoing restriction will not be deemed to prohibit the Sub-Adviser from consulting with: (i) any of its affiliated persons concerning transactions in securities or other assets; (ii) any of the other covered sub-advisers concerning compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act; and (iii) a successor sub-adviser of the Portfolio in order to effect an orderly transition of sub-advisory duties so long as such consultations do not concern transactions prohibited by Section 17(a) of the 1940 Act.

(h)	The Sub-Adviser shall promptly notify the Adviser of any material financial condition affecting the Sub-Adviser that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement

(i)	Unless the Adviser advises the Sub-Adviser in writing that the right to vote proxies has been expressly reserved to the Adviser or otherwise delegated to another party, the Sub-Adviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with the Adviser in accordance with Sub-Adviser’s proxy voting policies and procedures as in effect from time to time. The Sub-Adviser shall further respond to all voluntary corporate action matters incident to the securities held in the Portfolio that require a portfolio management decision including, without limitation, the decision to respond to tender shares in response to a tender offer. The Sub-Adviser shall provide to the Adviser the Portfolio’s proxy voting record as may be required to comply with all applicable regulatory disclosure and filing requirements. The Adviser agrees and understands that the Sub-Adviser will not take any action or render advice involving legal action on behalf of the Adviser with respect to securities or other investments held in the Portfolio or the issuers thereof, which become the subject of legal notices or proceedings, including securities class actions and bankruptcies.

(j)	The Sub-Adviser shall timely provide such information and data as may be reasonably requested by the Adviser regarding the Sub-Adviser’s management of the Portfolio’s assets, including, but not limited to, semiannual written Portfolio manager commentary and analysis, portfolio holdings and positions, and country and industry diversification tables.

(k)	The Sub-Adviser shall provide to the Adviser in a timely manner, such information as is needed by the Fund to properly prepare registration statements, proxy statements, and other documents required by SEC rules and regulations, including but not limited to information required by Items 5, 9, 10(a)(2), 19(a)(1) and 20 of SEC Registration Statement Form N-1A. The Sub-Adviser shall promptly inform the Adviser of any material change in such information. The Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities in the Portfolio.

(l)	The Sub-Adviser will provide (i) quarterly reports confirming that it has complied with the Adviser’s compliance policies and procedures in managing the Portfolio and (ii) quarterly certifications that there were no unreported Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2) that arose under the Fund’s compliance policies and procedures that related to the Sub-Adviser’s management of the Portfolio. In addition, the Sub-Adviser will provide sub-certifications, upon request, with respect to Form N-CSR.

(m)	The Sub-Adviser will assist the Adviser, the Fund’s administrator (the “Administrator”) and/or the Fund in their determination of fair valuation of all portfolio securities held in the Portfolio and will use its reasonable efforts to arrange for the provision of valuation information for each portfolio security held in the Portfolio for which the Administrator does not obtain prices in the ordinary course of business from an automated pricing service, unless prohibited by applicable law or confidentiality obligations. The Sub-Adviser shall promptly notify the Adviser if, for any reason, the Sub-Adviser believes that the price of any security or other investment in the Portfolio may not accurately reflect the value thereof. The Sub-Adviser will maintain adequate records with respect to securities valuation information provided hereunder, and shall provide such information to the Adviser upon request, with such records being deemed Fund records. For the avoidance of doubt, the Sub-Adviser is not responsible for valuing or pricing the portfolio securities held in the Portfolio.

(n)	The Sub-Adviser shall furnish the Adviser with any further documents, materials or information that Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

(o)	The Sub-Adviser and its officers may act and continue to act as investment manager for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Sub-Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to Adviser.

(p)	The Sub-Adviser is authorized on behalf of the Fund to execute all agreements, instruments and documents that the Sub-Adviser believes are necessary or advisable in performing its duties in the management of the Portfolio and relate to investments authorized hereunder.

3.	Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

4.	Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(a)	The Fund’s Articles of Incorporation, as filed with the Secretary of State of the State of Maryland (such Articles of Incorporation, as in effect on the date of this Agreement and as amended from time to time, are herein called the “Articles of Incorporation”);

(b)	Bylaws of the Fund (such Bylaws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “Bylaws”); and

(c)	The SEC Registration Statement for the Fund (the “Registration Statement”).

The Adviser shall furnish the Sub-Adviser with any further documents, materials or information that Sub-Adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

5.	Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its performance of the services under this Agreement other than the cost of securities (including brokerage commissions, transactional fees and taxes, if any) purchased for the Portfolio. The Portfolio shall be responsible for its expenses, including any extraordinary expenses that may arise. Additionally, the Sub-Adviser will not be responsible for the expenses of the Portfolio, the Fund or the Adviser, including, but not limited to: expenses incurred in the distribution of shares of the Fund; fees and expenses related to any required filings, or any amendment or supplement thereto, under the Securities Act of 1933, as amended (“Securities Act”), the 1940 Act or otherwise; interest expense, taxes, fees and commissions of every kind; and charges and expenses of custodians, transfer agents, dividend disbursing agents, shareholder servicing agents and other service providers to the Fund or the Portfolio.

6.	Compensation of the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefor, a sub-advisory fee at the rates specified in Schedule A, which is attached hereto and made part of this Agreement. The fee shall be calculated by applying a daily rate, based on the annual percentage rates as specified in Schedule A, to the average daily net assets of the Portfolio and shall be paid to the Sub-Adviser quarterly. The Sub-Adviser may, in its discretion and from time to time, waive all or a portion of its fee.

7.	Limitation of Liability of the Sub-Adviser; Indemnification. Neither the Sub-Adviser nor any of its directors, officers, employees or affiliates shall be liable for any expenses, losses, damages, liabilities, demands, charges, and claims of any kind or nature (including attorneys’ fees) (collectively, “Losses”), suffered by the Portfolio or the Adviser in connection with performance of the Sub-Adviser’s obligations under this Agreement as a result of any error of judgment, mistake of law or other action or omission by the Sub-Adviser or its directors, officers, employees or affiliates, except Losses resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or Losses resulting from willful misfeasance, bad faith or gross negligence of the Sub-Adviser or its directors, officers, employees or affiliates part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

The Adviser shall reimburse, indemnify, and hold harmless the Sub-Adviser or any of its directors, officers, employees or affiliates, individually and as sub-adviser, of and from any and all Losses whatsoever, arising from the operations and management of the Portfolio except where such Losses are the result of an occurrence described in the foregoing paragraph for which the Sub-Adviser or its directors, officers, employees or affiliates is determined to be liable.

The Sub-Adviser shall indemnify the Adviser or any of its directors, officers, employees or affiliates, from any and all Losses whatsoever incurred by the Adviser by reason of or arising out of any act or omission by the Sub-Adviser under this Agreement if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-Adviser, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Adviser or the Adviser’s breach of fiduciary duty to the Sub-Adviser.

The Sub-Adviser shall indemnify the Fund or any of its directors, officers, employees or affiliates for all Losses whatsoever incurred by the Fund by reason of or arising out of any act or omission by the Sub-Adviser or its directors, officers, employees or affiliates under this Agreement if such act or omission involves the gross negligence, willful misfeasance, bad faith or breach of fiduciary duty of the Sub-Adviser or its directors, officers, employees or affiliates, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the gross negligence, willful misfeasance or bad faith of the Fund or the Fund’s breach of fiduciary duty to the Sub-Adviser.

Notwithstanding the foregoing, the Sub-Adviser does not guarantee the future performance of the Portfolio or any specific level of performance, the success of any investment decision or strategy that the Sub-Adviser may use, or the success of the Sub-Adviser’s overall management of the Portfolio. The Adviser understands and acknowledges that investment decisions made for the Portfolio are subject to various market, currency, economic and business risks, and that those investment decisions will not always be profitable or even successful.

This Section 7 shall survive termination of the Agreement.

8.	Reports. During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other materials prepared for distribution to shareholders of the Portfolio, the Fund or the public that refer to the Sub-Adviser or its clients in any way prior to the use thereof and not to use such material if the Sub-Adviser reasonably objects to the use thereof in a writing received by the Adviser within five business days (or such period as may be mutually agreed upon) ~~a~~fter the Sub-Adviser’s receipt thereof. The Sub-Adviser’s right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by e-mail, first class or overnight mail, facsimile transmission equipment or hand delivery.

During the term of this Agreement, the Sub-Adviser agrees that it will not produce or cause to be produced any sales literature or other marketing materials that refer to the Adviser or the Fund in any way.

9.	Representations of Sub-Adviser. Sub-Adviser represents, warrants, and agrees as follows:

(a)	The Sub-Adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)	The Sub-Adviser has adopted a written code of ethics (the “Sub-Adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser with a copy of the Sub-Adviser Code, together with evidence of its adoption. The Sub-Adviser certifies that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Sub-Adviser Code. On a quarterly basis, the Sub-Adviser will either: (i) certify to Adviser that the Sub-Adviser and its Access Persons have complied with Sub-Adviser Code with respect to the Fund, or (ii) identify any material violations of the Sub-Adviser Code which have occurred with respect to the Fund. In addition, the Sub-Adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Sub-Adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-Adviser Code with respect to the Fund and sanctions imposed in response to the material violations and (b) certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-Adviser Code.

(c)	The Sub-Adviser represents and warrants that it has delivered to the Fund at least 48 hours prior to the execution of this Agreement a copy of the Sub-Adviser’s current Form ADV (Parts 1 and 2) and all information in such document is complete and accurate in all material respects as of the date hereof and is in conformity in all material respects with applicable laws, rules and regulations. The Sub-Adviser hereby covenants and agrees promptly to deliver to the Fund all amendments to its Form ADV.

(d)	The Sub-Adviser acknowledges and agrees that it has not received legal or regulatory advice from the Fund, the Adviser, or any of their respective employees or representatives, and is not entitled to rely on any statements or omissions by such employees or representatives regarding applicable law or regulation in satisfying its obligations hereunder, including it obligation to comply with all applicable laws and regulations.

(e)	The Sub-Adviser has provided the Adviser, and the Adviser acknowledges having received, a description or copy of the Sub-Adviser’s policies and procedures for voting proxies relating to client securities and information concerning how they can obtain information concerning how the Sub-Adviser has voted proxies relating to securities held by the Fund. The Sub-Adviser shall on a quarterly basis inform the Adviser of any material changes to such policies and procedures.

(f)	The Sub-Adviser has adopted and implemented written policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act (copies of which have been provided to the Adviser, receipt of which is hereby acknowledged by the Adviser) reasonably designed to prevent violation, by the Sub-Adviser and its supervised persons, at all times of all applicable provisions of the Advisers Act, and any rules and regulations adopted thereunder. The Sub-Adviser shall on a quarterly basis notify the Adviser of any material changes in the written policies and procedures.

(g)	The Sub-Adviser shall be responsible for ensuring that the Portfolio complies with the diversification requirements of Sub-Chapter M and Section 817(h) of the Code and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued.

(h)	The Sub-Adviser shall be responsible for ensuring compliance, by itself and its supervised persons, with the provisions of the Registration Statement and the Articles and Bylaws of the Fund.

(i)	In order that the Board and the Fund’s chief compliance officer may fulfill their obligations under Rule 38a-1 under the 1940 Act (and in addition to, and without limiting, its duties and obligations under other provisions of this Agreement), the Sub-Adviser agrees that (i) the policies and procedures established by the Sub-Adviser for managing the Portfolio, including, but not limited to all policies and procedures designed to ensure compliance with applicable federal and state laws and regulations governing the Sub-Adviser/client relationship and management and operation of the Portfolio, shall be made available for inspection by the Adviser and its authorized representatives, including the Fund’s and the Adviser’s chief compliance officers, not less frequently than annually; (ii) the Fund’s chief compliance officer, and her (or his) agents and representatives, shall have reasonable access to the Sub-Adviser’s directors, officers, and employees, and reasonable access to the Sub-Adviser’s offices and facilities; and (iii) it will complete and promptly return to the Fund quarterly and annual due diligence questionnaires provided by the Fund.

(j)	The Sub-Adviser will notify the Fund and the Adviser of any change of control of the Sub-Adviser, including any change of its general partners, controlling persons or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Portfolio or to the Executive Board of the Sub-Adviser, in each case prior to such change if possible but in any event not later than promptly after such change. The Sub-Adviser agrees to bear all reasonable expenses of the Fund and Adviser, if any, arising out of such change.

(k)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage equal to not less than $5,000,000.

10.	Nondisclosure. The Sub-Adviser acknowledges it is subject to and will abide by Section 204A of the Advisers Act regarding the misuse of non-public information.

(a)	In addition to and without limiting the generality of the foregoing, the Sub-Adviser shall not, and shall cause its affiliates, officers, directors, employees and representatives not to, use or disclose any confidential or proprietary information of the Adviser or relating to the Fund (including, without limitation, any information or data with respect to the investment activities of the Fund or the terms of the Advisory Agreement) to any unaffiliated third party, or use the name of the Adviser or any of the Adviser’s subsidiaries or affiliates; provided, that the Sub-Adviser may disclose any confidential or proprietary information (i) with the prior written approval of Adviser or (ii) to a regulatory authority, so long as Sub-Adviser shall have given Adviser prompt written notice of any such required disclosure prior to disclosure and agrees to assist the Adviser in obtaining a protective order or other similar relief, unless such notice is prohibited by applicable law.

(b)	The Adviser shall not, and shall cause its affiliates, officers, directors, employees and representatives not to, disclose confidential or proprietary information of the Sub-Adviser to any unaffiliated third parties; provided, that the Adviser may disclose any confidential or proprietary information regarding the Sub-Adviser (i) with the prior written approval of the Sub-Adviser or (ii) to a regulatory authority, so long as the Adviser shall have given the Sub-Adviser prompt written notice of any such required disclosure prior to disclosure and agrees to assist the Sub-Adviser in obtaining a protective order or other similar relief, unless such notice is prohibited by applicable law; provided further, that the Adviser shall have the right to use the Sub-Adviser’s name in public relations and marketing material.

(c)	The foregoing restrictions shall not apply to any information that: (i) is or becomes a matter of general public knowledge without any violation of the Advisory Agreement or confidentiality on the part of the disclosing party; (ii) was available to a party or any of its affiliates, officers, directors, employees or representatives on a non-confidential basis prior to the disclosure of such information by the disclosing party; or (iii) comes into possession of a party hereto from any third party not affiliated with either party hereto properly in possession of such information.

11.	Duration and Termination. This Agreement shall become effective upon its approval and at the time determined by the Fund’s Board of Directors and by the vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that at any time the Adviser shall have obtained exemptive relief from the SEC permitting it to engage a sub-adviser without first obtaining approval of the Agreement from a majority of the outstanding voting securities of the portfolio(s) involved, this Agreement shall become effective upon its approval by the Fund’s Board of Directors at the time specified by the

Board. Any sub-adviser so selected and approved shall be without the protection accorded by shareholder approval of an investment adviser’s receipt of compensation under Section 36(b) of the 1940 Act, until such shareholder approval is obtained.

This Agreement shall continue in effect for a period of two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the Sub-Adviser, or (c) the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the Adviser. This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Adviser’s agreement with the Fund. As used in this Section 11, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

12.	Service Providers. Notwithstanding anything contained in this Agreement to the contrary, the Sub-Adviser may enter into arrangements with its affiliates and other third party contractors in connection with the performance of the Sub-Adviser’s services and other obligations under this Agreement, including for the provision of certain personnel, services and facilities to the Sub-Adviser (including, for example, services provided by Federated Advisory Services Company), provided that such arrangements comply with the 1940 Act (including, if applicable the requirements of Section 15 of the 1940 Act). The Sub-Adviser agrees, subject to the terms and conditions of this Agreement, that the Sub-Adviser will remain responsible for any actions or omissions of such affiliates or other third party contractors to the same extent as if the Sub-Adviser had taken such action or made such omission under this Agreement.

13.	Governing Law. This Agreement shall be governed by the internal laws of the State of Maryland, without regard to conflicts of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

14.	Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors.

15.	Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered by hand, transmitted by e-mail, electronic facsimile, in portable document format (pdf) or some other electronic form, or mailed by registered, certified or overnight United States mail, postage prepaid, or sent by overnight delivery with a nationally recognized courier, addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:	M Financial Investment Advisers, Inc.
M Financial Plaza
1125 NW Couch Street, Suite
Portland, OR 97202
Attn: President

To the Sub-Adviser at:	Federated MDTA LLC

1001 Liberty Avenue
Pittsburgh, PA 15222-3779
Attn: George Polatas
Tel: 412-288-7572
Email:
Federatedsubadvised@FederatedHermes.com

Each such notice, advice or report shall be effective upon receipt or three days after mailing.

16.	Entire Agreement. This Agreement, along with the Exclusivity Agreement, dated as of March 28, 2025, between the parties embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

17.	1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the parties hereto have caused this INVESTMENT SUB-ADVISORY AGREEMENT to be executed by their duly authorized officers as of the day and year first written above.

M FINANCIAL INVESTMENT ADVISERS, INC.

/s/ Robert Olson
Robert Olson
President

FEDERATED MDTA LLC

/s/ John B. Fisher
By: John B. Fisher
Title: President & CEO

Schedule A

to the

Investment Sub-Advisory Agreement

between

M Financial Investment Advisers, Inc.

and

Federated MDTA LLC

Pursuant to Section 6, the Adviser shall pay the Sub-Adviser compensation at an effective annual rate as follows:

Name of Portfolio	Annual Rate of Compensation

M Large Cap Growth Fund	0.30% on the first $100 million
0.25% on all assets thereafter